Exhibit 10.10
April 13, 2005
Walter Weisner
Dear Walter,
     On behalf of ShoreTel, Inc., I am pleased to extend this offer, in which you will serve as the Company’s Vice President of Global Support Services. This letter embodies the terms of our offer of employment to you.
     Your compensation will include an annual base salary of $225,000, paid twice monthly. You will be eligible for an annual incentive bonus, which will be based upon achievement of key objectives established mutually between you and me. The bonus plan will be approved by the Board of Directors once the company has achieved two quarters of cash positive flow. I would estimate that the bonus amount would be in the range of 25% to 35% of your annual salary. In addition, you will be eligible for all employee benefits including Medical, Dental, Vision and Life insurance, AD&D, LTD, 401(k), Flexible Spending Accounts, Paid Time Off and Company Holidays. The details of these employee benefits will be explained during your first week of employment. You should also note that ShoreTel might modify benefits from time to time, as it deems necessary. All benefits commence on the first day of employment with the submission of the appropriate enrollment forms and documentation.
     In addition, upon the commencement of your employment and subject to approval by the Board of Directors, pursuant to the company’s 1997 Stock Option Plan, we will grant you a stock option to purchase 1,500,000 shares of the outstanding capital stock at the date of grant subject to the company’s standard vesting (25% vested after one year, one forty-eighth per month thereafter, 100% vested in four years). In the event of a change of control via merger or acquisition, coupled with an involuntary without cause (cause is defined as job-related grounds for dismissal based on a failure to perform job duties satisfactorily, disruption of the employer’s operation , or other legitimate business reason) or constructive termination (constructive termination is defined as experiencing a reduction in base annual salary and management bonus potential) within 24 months of such change of control, 50% of the then unvested options or shares will immediately vest.
     The company will reimburse reasonable expenses for traveling from your home in Southern California to Sunnyvale including; lodging, air fare, car and meal expenses. You will use your best efforts to minimize these costs.
     As a ShoreTel employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign and comply with a Proprietary Information and Non-disclosure Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at ShoreTel and non-disclosure of proprietary information.

     This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.
     ShoreTel is an “At Will” employer and therefore, as an employee, you may terminate employment at any time and for any reason whatsoever without notice to ShoreTel, Inc. Similarly, ShoreTel may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment arrangement supersedes all other prior written and oral communication with you and can only be modified by written agreement signed by you and ShoreTel, Inc.
     In the event of any dispute or claim relating to or arising out of our employment relationship, you and ShoreTel agree that all such disputes, including but not limited to, claims of harassment, discrimination, and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in the California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”), and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.
     Walter, I believe ShoreTel has a promising future, which requires talented, dedicated and motivated people like you to make it successful. I am delighted that you will be joining the ShoreTel team and look forward to working with you again.
Sincerely,
John W. Combs
President and CEO
Position Accepted

/s/ Walter Weisner	4-27-05
Signature	Date

Anticipated Employment Start Date: July 11,2005	Initial
Please sign and return one copy of this offer letter in the envelope provided. Thank you.

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